Press Release

     Date:          October 7, 1996

     For Further Information Contact:        Nancy S. Murray
                                             Big Flower Press
                                             212.521.1606

                    BIG FLOWER COMPLETES ACQUISITION OF
                   DIRECT MAIL SPECIALIST SCANFORMS, INC.

     New York City - Big Flower Press Holdings, Inc. (NYSE: BGF), a leading advertising and marketing services company, announced today that it has acquired Scanforms, Inc. (Nasdaq: SCFM) a full-service direct mail advertising company with revenues of 30.6 million for the 12 months ended June 30, 1996. Scanforms, acquired in a stock-for-stock transaction, specializes in highly-personalized, fast-turnaround direct mail, which is complementary to Big Flower's Webcraft Technologies, a market leader in producing highly-customized direct mail.

     "Scanforms expands our customer based and it counts among its growing client list leading financial service and publishing companies, and it adds new high-impact advertising products to Webcraft's growing customized direct mail business," said Theodore Ammon, Chairman of Big Flower.

     Commented Ed Reilly, President of Big Flower, "With Scanforms, we acquired a significant competitive advantage. By combining the expertise of both Webcraft and Scanforms, we can offer customers fast-turnaround products for specialty tests and smaller markets, and longer-run direct mail for nationwide targeted, customized mailings."

     Big Flower Press is a leading advertising, marketing and information services company with expertise in advertising circulars, circulation-building newspaper products, image management, specialized direct mail products, commercial games and fragrance samplers. For the 12-month period ended June 30, 1996, Big Flower generated sales of approximately $1.4 billion, pro forma for the earlier acquisitions of Laser Tech Color and Webcraft Technologies, and the recent acquisitions of Scanforms and Printco.